Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-111382

Aeolus Pharmaceuticals, Inc.

(f/k/a Incara Pharmaceuticals Corporation)

Prospectus Supplement No. 2 dated October 22, 2004

(To Prospectus dated January 14, 2004)

8,107,039 shares of common stock

This Prospectus Supplement supplements information contained in that certain Prospectus, dated January 14, 2004, as amended or supplemented, relating to the offer and sale of up to 8,107,039 shares of common stock of Aeolus Pharmaceuticals, Inc. (f/k/a Incara Pharmaceuticals Corporation) by Goodnow Capital, L.L.C., who is also referred to as the selling stockholder in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus. We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.

All common stock amounts contained in this Prospectus Supplement have been adjusted to give effect to a one-for-ten reverse stock split effected on July 16, 2004.

As a result of the name change, which was effective on July 16, 2004, our common stock is traded on the OTC Bulletin Board under the symbol “AOLS.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the original Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR SECURITIES OR DETERMINED THAT THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

The date of this Prospectus Supplement No. 2 is October 22, 2004

Filing of Quarterly Reports on Form 10-Q

On February 10, 2004, we filed our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003. On May 13, 2004, we filed our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004. On August 11, 2004, we filed our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004. Those Forms 10-Q, without exhibits, are attached hereto.

Directors and Executive Officers

As of the date of this Prospectus Supplement, the Board of Directors consists of David C. Cavalier, Chris A. Rallis, Peter D. Suzdak, Ph.D., Michael E. Lewis, Ph.D., Joseph J. Krivulka and Amit Kumar, Ph.D. The following biographical information is provided for Mr. Cavalier, who was elected on April 30, 2004, and for the five other directors elected in June 2004:

•	DAVID C. CAVALIER has been a Principal and the Chief Operating Officer of The Xmark Funds, a family of investment funds, since 2001. From 1995 to 1996, Mr. Cavalier worked for Tiger Real Estate, a $785 million private investment fund sponsored by Tiger Management Corporation. Mr. Cavalier began his career in 1994 in the Investment Banking Division of Goldman, Sachs & Co. working on debt and equity offerings for public and private real estate companies. He received a B.A. from Yale University and an M. Phil. from Oxford University.

•	CHRIS A. RALLIS is the former President and Chief Operating Officer, and director, of Triangle Pharmaceuticals, Inc., which was acquired by Gilead Sciences in January 2003 for approximately $464 million. Prior to assuming the role of President and COO in March 2000, he was Executive Vice President, Business Development and General Counsel. While at Triangle, Mr. Rallis participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities, which included a worldwide alliance with Abbott Laboratories and the in-licensing of over ten compounds. Prior to joining Triangle in 1995, Mr. Rallis served in various business development and legal management roles with Burroughs Wellcome Co. over a 13-year period, including Vice President of Strategic Planning and Business Development. Mr. Rallis received his A.B. degree in economics from Harvard College and a J.D. from Duke University.

•	PETER D. SUZDAK, Ph.D. is a research and development executive with more than 19 years experience in U.S. and European based pharmaceutical companies. Dr. Suzdak is currently President and Chief Executive Officer of Artesian Therapeutics. Prior to joining Artesian Therapeutics, Dr. Suzdak was most recently a Senior Vice President of Research and Development at Guilford Pharmaceuticals from 1995 to 2002. Prior to joining Guilford, Dr. Suzdak held various positions at Novo-Nordisk A/S in Copenhagen, Denmark from 1988 to 1995, including Director of Neurobiology Research. Dr. Suzdak was involved in multiple drug discovery and development collaborations with major pharmaceutical companies in the U.S. and Europe, including Abbott Laboratories which resulted in the successful discovery, clinical development, approval and marketing of the novel anti-epileptic Gabatril®. Prior thereto, Dr. Suzdak was a Pharmacology Research Associate in the Clinical Neuroscience Branch of the National Institute of Mental Health in Bethesda, in the laboratory of Dr. Steven M. Paul from 1985 to 1988. Dr. Suzdak received his Ph.D. in Pharmacology from the University of Connecticut and a B.S. in Pharmacy from St. Johns University.

•	MICHAEL E. LEWIS, Ph.D. has been President of BioDiligence Partners, Inc., a private consulting firm, since 1994. He co-founded Cara Therapeutics, a privately held biopharmaceutical company, and has served as Director and Chief Scientific Advisor since 2004. He has served as a Director of Polymedix, Inc., a privately held biotechnology company, since 2003. Dr. Lewis co-founded Arena Pharmaceuticals in 1997, served as Director until 2000, and as Chief Scientific Advisor until 2003. He also co-founded Adolor Corporation in 1994 and served as Chief Scientific Advisor until 1997. He served as Vice President of Research at Symphony Pharmaceuticals from 1993 to 1994. Dr. Lewis was a co-founder of Cephalon, Inc., where he served as Senior Scientist, Director of Pharmacology, and Senior Director of Scientific Affairs, between 1988 and 1993. Prior to that, he served as a Principal Investigator at E. I. DuPont de Nemours &

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Co., Inc. from 1985 to 1987. Dr. Lewis received a B.A. with Special Honors in Psychology from the George Washington University, and an M.A. and Ph.D. in Psychology from Clark University, followed by postdoctoral training in neurosciences at the University of Cambridge, the National Institutes of Health, and the University of Michigan.

•	JOSEPH J. KRIVULKA was a co-founder and is President of Reliant Pharmaceuticals, LLC. Mr. Krivulka has more than 25 years of experience in the pharmaceutical industry and was formerly Chief Executive Officer of Bertek, Inc., a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories. He has extensive expertise in product launches, reformulation and line extensions, clinical development, and manufacturing. He successfully brought to market numerous branded products and managed Mylan’s entry into the branded pharmaceutical business, with the acquisition of several pharmaceutical companies.

•	AMIT KUMAR, Ph.D., has been President and CEO of CombiMatrix Corporation since September 2001 and has been a Director of CombiMatrix since September 2000. Previously, Dr. Kumar was Vice President of Life Sciences of Acacia Research Corp. From January 1999 to February 2000, Dr. Kumar was the founding President and CEO of Signature BioSciences, Inc., a life science company developing technology for advanced research in genomics, proteomics and drug discovery. From January 1998 to December 1999, Dr. Kumar was an Entrepreneur in Residence with Oak Investment Partners, a venture capital firm. From October 1996 to January 1998, Dr. Kumar was a Senior Manager at Idexx Laboratories, Inc., a biotechnology company. From October 1993 to September 1996, Dr. Kumar was Head of Research & Development for Idetek Corporation, which was later acquired by Idexx Laboratories, Inc. Dr. Kumar received his bachelor’s degree in chemistry from Occidental College. After joint studies at Stanford University and the California Institute of Technology, he received his Ph.D. from Caltech in 1991. He also completed a post-doctoral fellowship at Harvard University from 1991 to 1993.

The following biographical information is provided for Shayne C. Gad, Ph.D., DABT, ATS, who became our President on May 5, 2004, and for James D. Crapo, M.D., who became our chief executive officer on July 1, 2004:

•	SHAYNE C. GAD, Ph.D., DABT, ATS, is the founder and Principal of Gad Consulting Services, an eleven-year-old consulting firm servicing both domestic and international clients within the life sciences industries. Prior to this, he served in director-level and above positions at Searle, Synergen and Becton Dickinson. His experience includes safety assessment and product development in the contract research, pharmaceutical, biotechnology, medical device and chemical industries. He has published 29 books and more than 300 chapters, articles and abstracts in the fields of toxicology, statistics, pharmacology, drug development and safety assessment, and is on numerous editorial boards. He has served on NIH, NIEHS, Canadian government, and non-governmental organization grant review boards. He has written and successfully opened more than 60 INDs plus numerous BLAs, PLAs, 510(k)s, IDEs, NDAs, PMAs and CTDs. Dr. Gad is a Past-President of the American College of Toxicology, the Roundtable of Toxicology Consultants and three specialty sections of the Society of Toxicology. He is also a member of the Regulatory Affairs Professional Society, Society of Toxicology, Teratology Society, Biometrics Society, Society of Toxicologic Pathologists, American Statistical Association, Drug Information Association and is a Diplomate of the American Board of Toxicology and a Fellow of the Academy of Toxicologic Sciences. Dr. Gad is also a retired line Captain (USNR) with extensive overseas service, including in the Vietnam and Desert Storm conflicts.

•	JAMES D. CRAPO, M.D. has had an extensive career as a leading research scientist, administrator, practicing physician and clinical investigator. Since 1996, he has been Chairman of the Department of Medicine and Executive Vice President of Academic Affairs at the National Jewish Medical and Research Center in Denver, Colorado. National Jewish is a top-rated private institution in immunology and allergic diseases and has been rated number one nationally in pulmonary medicine by U.S. News and World Report for the past 5 years. In addition to his administrative duties at National Jewish, Dr. Crapo’s responsibilities include clinical care of patients and scientific research. Prior to his appointment at National Jewish in 1996, Dr. Crapo was on the faculty of Duke University Medical Center where he served for 17 years as the Chief

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of the Pulmonary and Critical Care Medicine Division. He is the author of more than 200 original scientific publications, numerous book chapters and seven textbooks. He also has previously been President of the American Thoracic Society and is currently serving as President of the Fleischner Society. Dr. Crapo is one of the scientific co-founders of Aeolus’ catalytic antioxidant drug development program and has been the program’s chief scientific officer since its inception. He is one of the inventors on a majority of the program’s patents and is also serving as the Medical Director for Aeolus’ ALS clinical program.

On May 5, 2004, Clayton I. Duncan resigned as our President and Chief Executive Officer and on June 11, 2004, Richard E. Gammans, Sr. resigned as our Executive Vice President, Research and Development.

Issuance of Press Release

The following paragraphs are hereby added to the disclosure, to be inserted after the last paragraph under the heading “Our Business – Oxygen Stress and Disease – Submission of IND” on page 14 of the Prospectus:

On September 7, 2004, we issued a press release stating as follows:

Research Triangle Park, N.C., September 7, 2004 – Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS) announced today that it has been notified by the Food and Drug Administration (FDA) of their allowance of Aeolus’ Investigational New Drug application (IND) to begin Phase 1 clinical trials of AEOL 10150 for the possible treatment of patients with amyotrophic lateral sclerosis (also known as “ALS” or “Lou Gehrig’s disease”).

“Allowance of our IND for ALS by the FDA is a tribute to the quality of work by Aeolus’ development team that went into the IND submission, and to the impressive preclinical data for AEOL 10150,” stated James D. Crapo, M.D., CEO of Aeolus. “Successful development of AEOL 10150 could offer an effective new option to the patients and families that suffer from ALS and the physicians who treat them.”

ALS, the most common motor neuron disease, results from progressive degeneration of both upper and lower motor neurons and is usually fatal within 5 years of symptom onset. The Phase 1 clinical studies are designed to test the range of doses over which AEOL 10150 is safe in patients diagnosed with ALS.

The initial Phase 1 clinical trial will consist of a single dose of AEOL 10150 given to ALS patients to evaluate the safety, tolerability and pharmacokinetics of the drug. The single dose per patient will be increased as the trial progresses. If the Phase 1 clinical trial results are satisfactory in terms of safety, Aeolus’ clinical plan calls for initiating Phase 2 clinical trials of AEOL 10150 for the possible treatment of ALS.

Aeolus currently is negotiating with several clinical centers to initiate these Phase 1 clinical trials. Aeolus is also conducting additional preclinical tests to determine the optimum dose regimen to treat patients with AEOL 10150. For further information on the Phase 1 clinical studies, contact Dr. Shayne C. Gad at Aeolus.

Change in Auditors

The following paragraphs are hereby added to the disclosure, to be inserted after the last paragraph under the heading “Experts” on page 48 of the Prospectus:

On August 23, 2004, PricewaterhouseCoopers LLP (“PwC”) resigned as our independent registered public accounting firm. The resignation was the sole decision of PwC and was not sought, recommended or approved by our audit committee.

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PwC’s reports on our financial statements for the fiscal years ended September 30, 2003 and 2002 contained a statement that “the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.” Other than the “going concern” explanatory paragraph noted in the immediately preceding sentence, PwC’s reports for the fiscal years ended September 30, 2003 and 2002 were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended September 30, 2003 and 2002 and through August 23, 2004, there were no disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused them to make a reference thereto in their reports on the financial statements for such years.

During the fiscal years ended September 30, 2003 and 2002 and through August 23, 2004, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

On October 13, 2004, we announced that we had retained Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ended September 30, 2004. Our Audit Committee approved this appointment and the engagement began on October 11, 2004. We did not consult Grant Thornton during our last two most recent fiscal years or any subsequent interim period prior to the engagement regarding the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarterly period ended December 31, 2003.

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from to .

Commission File Number

0-50481

INCARA PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-1953785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 14287 79 T.W. Alexander Drive 4401 Research Commons, Suite 200 Research Triangle Park, NC	27709
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 919-558-8688

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒ NO ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding as of February 6, 2004
Common Stock, par value $.001	47,358,602 Shares

INCARA PHARMACEUTICALS CORPORATION

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INCARA PHARMACEUTICALS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2003	September 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$117	$586
Prepaids and other current assets	79	114

Total current assets	196	700
Property and equipment, net	23	25
Other assets	355	355

Total assets	$574	$1,080

LIABILITIES, EXCHANGEABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,110	$461
Accrued expenses	34	45
Reserve for liabilities of discontinued operations	354	388
Current portion of notes payable	—	2,048

Total current liabilities	1,498	2,942
Long-term note payable to Elan	732	714
Series C redeemable convertible exchangeable preferred stock	—	14,503

Total liabilities	2,230	18,159
Stockholders’ deficit:
Preferred stock, $.01 par value per share, 3,000,000 shares authorized: Series B nonredeemable convertible preferred stock, 600,000 shares authorized; 503,544 shares issued and outstanding	5	5
Common stock, $.001 par value per share, 350,000,000 shares authorized; 47,340,602 and 14,133,826 shares issued and outstanding at December 31, 2003 and September 30, 2003, respectively	47	14
Additional paid-in capital	123,656	105,892
Restricted stock	—	(104)
Accumulated deficit	(125,364)	(122,886)

Total stockholders’ deficit	(1,656)	(17,079)

Total liabilities and stockholders’ deficit	$574	$1,080

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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INCARA PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,
	2003	2002
Revenue:
Grant income	$47	$—
Costs and expenses:
Research and development	1,628	1,002
General and administrative	713	535

Total costs and expenses	2,341	1,537

Loss from operations	(2,294)	(1,537)
Equity in loss of Incara Development	—	(52)
Interest income (expense), net	(49)	(25)
Other income	—	55

Loss from continuing operations	(2,343)	(1,559)
Discontinued operations	—	(38)
Gain on sale of discontinued operations	—	1,912

Net income (loss)	(2,343)	315
Preferred stock dividend accreted	(135)	(229)

Net income (loss) attributable to common stockholders	$(2,478)	$86

Net income (loss) per common share (basic and diluted):
Loss from continuing operations available to common stockholders	$(0.09)	$(0.13)

Discontinued operations	$—	$—

Gain on sale of discontinued operations	$—	$0.14

Net income (loss) attributable to common stockholders	$(0.09)	$0.01

Weighted average common shares outstanding:
Basic and diluted	28,772	13,463

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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INCARA PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(2,343)	$315
Loss from discontinued operations	—	38
Gain on sale of discontinued operations	—	(1,912)

Loss from continuing operations	(2,343)	(1,559)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	3	67
Loss from discontinued operations	—	(38)
Equity in loss of Incara Development	—	85
Noncash compensation	104	62
Noncash consulting fees	64	—
Noncash interest expense	50	16
Change in assets and liabilities:
Prepaids and other assets	34	(257)
Accounts payable and accrued expenses	604	(958)

Net cash used in operating activities	(1,484)	(2,582)

Cash flows from investing activities:
Proceeds from sale of division	—	3,422
Proceeds from sale of equipment	—	2

Net cash provided by financing activities	—	3,424

Cash flows from financing activities:
Proceeds from notes payable	1,000	—
Amortization of debt issuance costs	15	—
Principal payments on notes payable	—	(441)
Principal payments on capital lease obligations	—	(39)

Net cash provided by (used in) financing activities	1,015	(480)

Net increase (decrease) in cash and cash equivalents	(469)	362
Cash and cash equivalents at beginning of period	586	209

Cash and cash equivalents at end of period	$117	$571

Supplemental disclosure of noncash activities:
Series C preferred stock dividend accreted	$135	$229

Common stock issued in exchange for note payable and accrued interest	$3,095	$—

Common stock issued in exchange for Series C preferred stock	$14,637	$—

The accompanying notes are integral part of these unaudited consolidated financial statements.

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INCARA PHARMACEUTICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	Basis of Presentation

The Company is developing a series of catalytic antioxidant molecules to protect against the damaging effects of reactive oxygen-derived molecules, commonly referred to as free radicals.

The “Company” refers collectively to Incara Pharmaceuticals Corporation, a Delaware corporation (“Incara Pharmaceuticals”), its two wholly owned subsidiaries, Aeolus Pharmaceuticals, Inc., a Delaware corporation (“Aeolus”), and Incara Development, Ltd., an inactive Bermuda corporation (“Incara Development”). As of December 31, 2003, Incara Pharmaceuticals also owned 35.0% of CPEC LLC, a Delaware limited liability company (“CPEC”). Incara Pharmaceuticals uses the equity method to account for its investment in CPEC.

All significant intercompany activity has been eliminated in the preparation of the consolidated financial statements. The unaudited consolidated financial statements have been prepared in accordance with the requirements of Form 10-Q and Rule 10-01 of Regulation S-X. Some information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company. The consolidated balance sheet at September 30, 2003 was derived from the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003. The unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto included in that Annual Report on Form 10-K and in the Company’s other SEC filings. Results for the interim period are not necessarily indicative of the results for any other period.

B.	Liquidity

The accompanying unaudited financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

As of December 31, 2003, the Company only had $117,000 of cash. The Company had an accumulated deficit of $125,364,000 at December 31, 2003, incurred a net loss of $2,343,000 for the three months ended December 31, 2003, and expects to incur additional losses for the foreseeable future.

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In January 2004, the Company closed on a secured convertible debenture of $5,000,000 (the “$5M Note”) and the Company received an initial advance of $1,000,000. The $5M Note should give the Company adequate financial resources to conduct operations into the fourth quarter of fiscal 2004; however, there are conditions that must be met and the Company may not receive all of these funds.

In order to continue operations on a longer-term basis, and to fund on-going operating cash requirements, the Company needs to raise significant additional funds during the remainder of 2004 and beyond. The Company will seek additional financing and will explore other strategic and financial alternatives, including the sale of its securities, a merger and establishing new collaborations for its catalytic antioxidant research program.

The Company might not be successful in raising additional funds. If the Company is unable to obtain financing, it will need to eliminate some or all of its activities, merge with another company, sell some or all of its assets to another company, or cease operations entirely.

C.	Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (the “FASB”) issued FASB Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. This statement affects the issuer’s accounting for three types of freestanding financial instruments including (1) mandatorily redeemable shares that are required to be redeemed at a specified or determinable date or upon an event certain to occur, (2) put options and forward purchase contracts, which involve financial instruments embodying an obligation that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on something other than the issuer’s own equity shares and (3) certain obligations that can be settled with shares, the monetary value of which is (i) fixed, tied solely or predominantly to a variable such as a market index, or (ii) varies inversely with the value of the issuers’ shares. SFAS 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities - all of whose shares are mandatorily redeemable. For public companies, SFAS 150 became effective at the beginning of the first interim period beginning after June 15, 2003. As a result of SFAS 150, the Company classified its Series C redeemable convertible exchangeable preferred stock (“Series C Stock”) as a liability at September 30, 2003. All shares of Series C Stock were exchanged for common stock on November 20, 2003.

D.	Net Loss Per Common Share

The Company computes basic net loss per weighted share attributable to common stockholders using the weighted average number of shares of common stock outstanding during the period. The Company computes diluted net loss per weighted share attributable to common stockholders using the weighted average number of shares of common and dilutive potential common shares outstanding during the period. Potential common shares consist of stock options, restricted common stock, convertible debt, warrants and convertible preferred stock, using the

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treasury stock method and are excluded if their effect is antidilutive. Diluted weighted average common shares excluded incremental shares of approximately 24,200,000 as of December 31, 2003 related to stock options, convertible preferred stock and warrants to purchase common and preferred stock. These shares were excluded due to their antidilutive effect as a result of the Company’s loss from operations.

E.	Reorganization

On July 28, 2003, the Company entered into a $3,000,000 secured bridge loan facility (the “$3M Note”) with Goodnow Capital, L.L.C. (“Goodnow”). Through September 30, 2003, the Company borrowed $2,000,000 of the $3M Note. The remaining $1,000,000 was borrowed in October and November 2003.

On November 20, 2003, Incara Pharmaceuticals stockholders approved a reorganization and merger (the “Reorganization”) of Incara Pharmaceuticals with and into its wholly owned subsidiary, Incara, Inc., pursuant to which Incara Pharmaceuticals stockholders became stockholders of Incara, Inc. The Reorganization was completed on November 20, 2003 and Incara, Inc. changed its name to Incara Pharmaceuticals Corporation. Pursuant to the terms of the respective agreements, the Reorganization resulted in the conversion of the $3M Note into 30,601,444 shares of common stock and another note payable into 350,000 shares of common stock. Pursuant to the terms of the Company’s Certificate of Incorporation, the Reorganization resulted in the conversion of all 12,015 shares of outstanding Series C Stock into 2,255,332 shares of common stock.

F.	Incara Development, Ltd.

In January 2001, Incara Pharmaceuticals closed on a collaborative transaction with Elan Corporation, plc and several of its affiliated companies (“Elan”). As part of the transaction, Elan and Incara Pharmaceuticals formed a Bermuda corporation, Incara Development, Ltd., to develop deligoparin, a compound that was being investigated as a drug treatment for inflammatory bowel disease. As part of the transaction, Elan and Incara Pharmaceuticals entered into license agreements under which Incara Pharmaceuticals licensed to Incara Development rights to deligoparin and Elan licensed to Incara Development proprietary drug delivery technology. In September 2002, Incara Development ended its Phase 2/3 clinical trial and the development of deligoparin due to an analysis of the clinical trial results, which showed that treatment with deligoparin did not meet the primary or secondary endpoints of the study. The results of the trial did not justify further development of deligoparin for treatment of ulcerative colitis and the development of deligoparin was terminated. Elan and the Company ended their collaboration in the joint venture in November 2003 and Incara Pharmaceuticals became the sole owner of Incara Development. As a result, Incara Development’s operations are now consolidated with Incara Pharmaceuticals. Incara Pharmaceuticals is currently in the process of liquidating Incara Development.

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G.	CPEC LLC

In October 2003, CPEC, the Company’s 35% owned equity investee, licensed bucindolol, a drug previously under development by the Company for the treatment of heart failure, to ARCA Discovery, Inc. in return for possible future royalty and milestone payments.

H.	Liver Cell Program

On October 31, 2002, Incara Pharmaceuticals sold substantially all of the assets and operations of its liver cell program to Vesta Therapeutics, Inc. (“Vesta”) and recognized a gain of $1,912,000 on the sale. The Company received a right to royalties on products developed using intellectual property transferred to Vesta and proceeds of $3,422,000, which consisted of $2,955,000 of cash payments and $467,000 of reduction in the Company’s notes payable and capital lease obligations. As part of the transaction, the Company sold to Vesta property and equipment with a net book value of $572,000 and assigned certain related licenses and other agreements to Vesta. The Company wrote off $492,000 for impaired laboratory facilities and established a reserve of $446,000 for the future net rent costs of the laboratory facility. Net expenses of the liver cell program of $38,000 for the three months ended December 31, 2002 are shown as discontinued operations on the statements of operations.

I.	Stock-Based Compensation

Under the principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, the Company does not recognize compensation expense associated with the grant of stock options to employees unless an option is granted with an exercise price at less than fair market value. SFAS 123 requires the use of option valuation models to recognize as expense stock option grants to consultants and to provide supplemental information regarding options granted to directors and employees. For the three months ended December 31, 2003 and for fiscal 2003, all stock options granted to directors, employees and consultants were issued at or above the fair market value of a share of common stock. During the three months ended December 31, 2003, a fully vested stock option with a fair market value of $64,000 was granted to a consultant and was expensed. No stock options were granted to consultants in fiscal 2003.

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The Company’s pro forma information utilizing the Black-Scholes option valuation model is as follows (in thousands, except for net income (loss) per share information):

	Three Months Ended December 31,
	2003	2002
Net income (loss) attributable to common stockholders as reported	$(2,478)	$86
Pro forma adjustment for stock-based compensation	(382)	—

Pro forma net income (loss) attributable to common stockholders	$(2,860)	$86

Basic and diluted net income (loss) per weighted share attributable to common stockholders:
As reported	$(0.09)	$0.01
Pro forma - adjusted for stock-based compensation	$(0.10)	$0.01

Pro forma information regarding the Company’s net income (loss) was determined as if the Company had accounted for its employee stock options and shares sold under its Employee Stock Purchase Plan under the fair value method of SFAS 123. The fair value of each option grant for employees and consultants is estimated on the date of the grant using the Black-Scholes option valuation model with the following weighted-average assumptions used for grants:

	Three Months Ended December 31,
	2003	2002
Dividend yield	0%	0%
Expected volatility	274%	233%
Risk-free interest rate	1.2% – 4.7%	1.2% – 3.8%
Expected option life (in years from vesting)	3	3

J.	Commitments and Contingencies

At December 31, 2003, the Company had debt obligations of $732,000, which are due in December 2006. The Company also had future contractual operating lease commitments of $1,063,000 for its administrative office and laboratory facilities, of which $354,000 has been accrued. In December 1999, Incara Pharmaceuticals sold IRL, its anti-infectives division, to a private pharmaceutical company. Incara Pharmaceuticals remains contingently liable through May 2007 for a lease obligation of approximately $4,226,000 assumed by the purchaser on the former IRL facility in Cranbury, New Jersey.

K.	Subsequent Events

In January 2004, the Company closed on a secured convertible debenture of $5,000,000 and the Company received an initial advance of $1,000,000. The $5M Note is due December 24, 2004 and is secured by liens on all the assets of the Company. The principal and interest is convertible into shares of the Company’s common stock at a price of $0.10 per share. In connection with the financing, Incara issued a two-year warrant to purchase 12,500,000 shares of common stock at $0.40 per share. If Incara raises an additional $5,000,000 before April 30, 2004, the warrant will expire.

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Since the conversion rate of $0.10 per share is less than the current market value of the Company’s common stock, accounting regulations require that a portion of the proceeds be allocated to the beneficial conversion feature. The resulting discount on the $1,000,000 advance received will be recognized as $1,000,000 of noncash interest expense during the period from January 2004 through December 2004, which is the term of the debenture. The Company could incur additional beneficial conversion interest charges as it draws additional advances under the debenture if its stock price exceeds $0.10 per share at the time of the advances.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Introduction

Unless otherwise noted, the phrase “we” or “our” refers collectively to Incara Pharmaceuticals Corporation and our two wholly owned subsidiaries, Aeolus Pharmaceuticals, Inc. and Incara Development, Ltd.

This report contains, in addition to historical information, statements by us with respect to expectations about our business and future results, which are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These statements and other statements made elsewhere by us or our representatives, which are identified or qualified by words such as “likely,” “will,” “suggests,” “expects,” “might,” “believe,” “could,” “should,” “may,” “estimates,” “potential,” “predict,” “continue,” “would,” “anticipates,” “plans,” or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated or suggested due to a number of factors, including those set forth herein, those set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and in our other SEC filings, and including risks relating to the need to conserve and obtain funds for operations, uncertainties relating to clinical trials, the early stage of products under development and regulatory reviews, and competition. All forward-looking statements are based on information available as of the date hereof, and we do not assume any obligation to update such forward-looking statements.

Operations Summary

We are developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as amyotrophic lateral sclerosis (ALS, also known as Lou Gehrig’s disease) and stroke, and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma.

With completion of the recent toxicology studies, we believe we have satisfied the preclinical requirements necessary to prepare and file an IND with the Food and Drug Administration, and initiate Phase 1 clinical trials with our lead compound as a treatment for ALS.

We do not have any revenue, other than grant income and, therefore, must rely on outside investors, grants or collaborations to finance our operations.

Need for Additional Funds

We have a need to raise additional cash to continue operations. There are conditions that must be met for us to receive advances from a $5,000,000 convertible debenture that we issued in January 2004 and we might not receive all of these funds. Our need for additional financing is discussed under “Liquidity and Capital Resources.”

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Results of Operations

We had a net loss attributable to common stockholders of $2,478,000 for the three months ended December 31, 2003, versus net income attributable to common stockholders of $86,000 for the three months ended December 31, 2002. The net income for the three months ended December 31, 2002 included a $1,912,000 gain on the sale of our liver cell operations to Vesta Therapeutics, Inc. in October 2002. The results of the three months ended December 31, 2002 included costs of $38,000 for our discontinued liver cell program.

In August 2003, we were awarded a Small Business Innovation and Research grant from the National Cancer Institute, a division of the National Institutes of Health, or NIH. Pursuant to the grant, we are studying the antitumor and radiation-protective effects of our catalytic antioxidants. The study will be funded in two phases of $100,000 and $750,000. The objective of the first phase of the grant is to select one of our catalytic antioxidant compounds to use in the second phase of the study. We received $47,000 of grant income during the three months ended December 31, 2003. The second phase grant of $750,000 is contingent upon the NIH’s determination that the first phase results are satisfactory. The second phase grant is payable over two years and will explore the ability of the selected compound to inhibit tumors from becoming channels for further cancerous growth and block damage to normal tissue from radiation therapy. Both segments of the study will be a collaboration between us and the Department of Radiation Oncology at Duke University Medical Center.

During fiscal 2003 we had reduced our research and development, or R&D, operating expenses because of our lack of financial resources. With the financing we received beginning in July 2003, we were once again able to move forward with our preclinical catalytic antioxidant programs. Our R&D expenses increased $626,000, or 62%, to $1,628,000 for the three months ended December 31, 2003 from $1,002,000 for the three months ended December 31, 2002. Our primary focus and R&D spending during the three months ended December 31, 2003 was on preclinical pharmacology and toxicology tests on our lead compound for the treatment of ALS. We also incurred additional consulting fees related to the ALS program. These increases in spending were offset by lower payroll costs due to reductions in salaries. R&D expenses for our antioxidant program have totaled $18,438,000 from inception through December 31, 2003. Because of the uncertainty of our research and development and clinical studies, we are unable to predict the anticipated program completion date, if any, and the level of spending.

General and administrative, or G&A, expenses increased $178,000, or 33%, to $713,000 for the three months ended December 31, 2003 from $535,000 for the three months ended December 31, 2002. G&A expenses were higher this year primarily due to increased legal, accounting and filing fees incurred in connection with the financing and our reorganization, offset by lower payroll costs due to reductions in salaries.

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On October 31, 2002, we sold substantially all the assets of and operations of our liver cell program to Vesta and recognized a gain of $1,912,000 on the sale. We received a right to royalties on products developed using intellectual property transferred to Vesta and proceeds of $3,422,000, which consisted of $2,955,000 of cash payments and $467,000 of reduction in our notes payable and capital lease obligations. As part of the transaction, we sold to Vesta property and equipment with a net book value of $572,000 and assigned certain related licenses and other agreements to Vesta. We wrote off $492,000 for impaired laboratory facilities and established a reserve of $446,000 for the future net rent costs of our laboratory facility. Net expenses of the liver cell program of $38,000 for the three months ended December 31, 2002 are shown as discontinued operations on the statements of operations.

Our expenses associated with Incara Development and development of deligoparin of $52,000 were included in “Equity in loss of Incara Development” for the three months ended December 31, 2002. The Phase 2/3 clinical trial of deligoparin for the treatment of inflammatory bowel disease ended in September 2002 along with the development of deligoparin, due to an analysis of the clinical trial results, which showed that treatment with deligoparin did not meet the primary or secondary endpoints of the study. We terminated our collaboration with Elan in November 2003 and we became the sole owner of Incara Development. As a result, we now consolidate Incara Development’s operations with Incara Pharmaceuticals. We are in the process of liquidating Incara Development.

Other income of $55,000 for the three months ended December 31, 2002 was sublease rental income related to our laboratory facility.

We accreted $135,000 and $229,000 of dividends on our Series C preferred stock during the three months ended December 31, 2003 and 2002, respectively. As part of the reorganization on November 20, 2003, all shares of Series C preferred stock were converted into common stock and we will no longer accrete dividends on the Series C preferred stock.

Liquidity and Capital Resources

At December 31, 2003, we only had $117,000 of cash, a decrease of $469,000 from September 30, 2003. The decrease was primarily due to operating expenses, offset by proceeds received from a convertible note payable with Goodnow Capital, L.L.C.

In January 2004, we closed on a convertible debenture of $5,000,000 and we received an initial advance of $1,000,000. This $5,000,000 debenture should give us adequate financial resources to conduct operations into the fourth quarter of fiscal 2004; however, there are conditions that must be met and we might not receive all of these funds. The $5,000,000 debenture is convertible at the option of the holder into shares of our common stock at $0.10 per share and is secured by all of our assets. In connection with the financing, we issued a two-year warrant to purchase 12,500,000 shares of common stock at $0.40 per share. If we raise an additional $5,000,000 before April 30, 2004, the warrant will expire.

Since the debenture conversion rate of $0.10 per share is less than the current market value of Incara common stock, accounting regulations require that a portion of the debenture proceeds be allocated to the beneficial conversion feature. The resulting $1,000,000 of discount

14

on the $1,000,000 advance received under the debenture will be recognized as $1,000,000 of noncash interest expense during the period from January 2004 through December 2004, which is the term of the debenture. We could incur additional beneficial conversion interest charges as we draw additional advances under the debenture if our stock price exceeds $0.10 per share at the time of the advances.

During the three months ended December 31, 2003, we incurred operational losses of $2,294,000. Assuming that we raise additional financial resources, we anticipate our net operational costs will increase during the remainder of fiscal 2004 and for the foreseeable future as we expand our operations and enter clinical trials, although our ongoing cash requirements will depend on numerous factors, particularly the progress of our catalytic antioxidant program and our ability to negotiate and complete collaborative agreements. In order to fund our on-going operating cash requirements, we intend to try to sell additional shares of our stock and establish new collaborations for our antioxidant research program that include initial cash payments and on-going research support. In addition, we may explore other strategic and financial alternatives, including a merger with another company.

There are uncertainties as to all of these potential sources of capital. Our access to capital might be restricted because we might not be able to enter into any collaboration on terms acceptable or favorable to us due to conditions in the pharmaceutical industry or in the economy in general or based on the prospects of our catalytic antioxidant program. Even if we are successful in obtaining a collaboration for our antioxidant program, we might have to relinquish rights to technologies, product candidates or markets that we might otherwise develop ourselves.

Similarly, due to market conditions, the illiquid nature of our stock, and other possible limitations on stock offerings, we might not be able to sell additional securities under these arrangements, or raise other funds on terms acceptable or favorable to us. At times it is difficult for small biotechnology companies such as us to raise funds in the equity markets. Any additional equity financing, if available, would likely result in substantial dilution to existing stockholders.

At December 31, 2003, we owed Elan $732,000 for debt obligations, which are due in December 2006. We also had future contractual operating lease commitments of $1,063,000 for our administrative office and laboratory facilities, of which $354,000 has been accrued. In addition, in December 1999, we sold IRL, our anti-infectives division, to a private pharmaceutical company. We remain contingently liable through May 2007 for a lease obligation of approximately $4,226,000 assumed by the purchaser on the former IRL facility in Cranbury, New Jersey.

Item 4.	Controls and Procedures.

(a) As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e)) pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, the Company’s Chief Executive Officer

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and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures are effective.

(b) No change in the Company’s internal control over financial reporting occurred during the Company’s last fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

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Part II. OTHER INFORMATION

Item 4.	Submission of Matters to a Vote of Security Holders

A special meeting of stockholders of Incara Pharmaceuticals was held on November 20, 2003. The following is a brief description of the matter voted upon at the meeting and the number of affirmative votes and the number of negative votes cast.

The stockholders approved the Agreement and Plan of Merger and Reorganization dated September 16, 2003 providing for the merger of Incara Pharmaceuticals Corporation with and into Incara, Inc. Incara, Inc. was a Delaware corporation that was wholly owned by Incara Pharmaceuticals. Pursuant to the merger agreement, Incara, Inc. was the surviving entity in the merger, and Incara Pharmaceuticals’ stockholders became stockholders of Incara, Inc. 7,736,533 shares voted for approval, 183,048 shares voted against, 20,475 shares abstained and 6,193,770 shares did not vote.

Item 6.	Exhibits and Reports on Form 8-K.

(a)	Exhibits:

Exhibit #	Description

31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a)

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a)

32.1	Certification by the Chief Executive Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification by the Chief Financial Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(b)	The following reports on Form 8-K were filed by Incara Pharmaceuticals during the three months ended December 31, 2003.

Date Filed	Event
November 20, 2003	Approval by stockholders of corporate reorganization

December 16, 2003	Operating and financial results for fiscal year ended September 30, 2003

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INCARA PHARMACEUTICALS CORPORATION

Date:	February 10, 2004	By:	/s/ CLAYTON I. DUNCAN
Clayton I. Duncan
President and Chief Executive Officer
(Principal Executive Officer)

Date:	February 10, 2004	By:	/s/ RICHARD W. REICHOW
Richard W. Reichow
Executive Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended March 31, 2004.

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to             .

Commission File Number 0-50481

INCARA PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-1953785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 14287 79 T.W. Alexander Drive 4401 Research Commons, Suite 200 Research Triangle Park, NC	27709
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 919-558-8688

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding as of May 7, 2004
Common Stock, par value $.001	138,873,867 Shares

INCARA PHARMACEUTICALS CORPORATION

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INCARA PHARMACEUTICALS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2004	September 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$366	$586
Prepaids and other current assets	159	114

Total current assets	525	700

Property and equipment, net	20	25
Other assets	355	355

Total assets	$900	$1,080

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,242	$461
Accrued expenses	20	45
Reserve for liabilities of discontinued operations	320	388
Current portion of notes payable (net of discount from beneficial conversion feature of $2,500 in 2004)	32	2,048

Total current liabilities	1,614	2,942

Long-term note payable to Elan	749	714

Series C redeemable convertible exchangeable preferred stock	—	14,503

Total liabilities	2,363	18,159

Stockholders’ deficit:
Preferred stock, $.01 par value per share, 3,000,000 shares authorized:
Series B nonredeemable convertible preferred stock, 600,000 shares authorized; 503,544 shares issued and outstanding	5	5
Common stock, $.001 par value per share, 350,000,000 shares authorized; 47,365,117 and 14,133,826 shares issued and outstanding at March 31, 2004 and September 30, 2003, respectively	47	14
Additional paid-in capital	126,158	105,892
Restricted stock	—	(104)
Accumulated deficit	(127,673)	(122,886)

Total stockholders’ deficit	(1,463)	(17,079)

Total liabilities and stockholders’ deficit	$900	$1,080

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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INCARA PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Revenue
Grant income	$55	$—	$102	$—

Costs and expenses:
Research and development	1,969	697	3,597	1,699
General and administrative	344	584	1,057	1,119

Total costs and expenses	2,313	1,281	4,654	2,818

Loss from operations	(2,258)	(1,281)	(4,552)	(2,818)
Equity in loss of Incara Development	—	(29)	—	(81)
Interest income (expense), net	(50)	(16)	(99)	(41)
Other income	—	83	—	138

Loss from continuing operations	(2,308)	(1,243)	(4,651)	(2,802)
Discontinued operations	—	—	—	(38)
Gain on sale of discontinued operations	—	—	—	1,912

Net loss	(2,308)	(1,243)	(4,651)	(928)

Preferred stock dividend accreted	—	(237)	(135)	(466)

Net loss attributable to common stockholders	$(2,308)	$(1,480)	$(4,786)	$(1,394)

Net income (loss) per common share (basic and diluted):
Loss from continuing operations available to common stockholders	$(0.05)	$(0.11)	$(0.13)	$(0.24)

Discontinued operations	$—	$—	$—	$—

Gain on sale of discontinued operations	$—	$—	$—	$0.14

Net loss attributable to common stockholders	$(0.05)	$(0.11)	$(0.13)	$(0.10)

Weighted average common shares outstanding:
Basic and diluted	47,356	13,671	38,064	13,567

The accompanying notes are an integral part of these unaudited consolidated financial statements.

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INCARA PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(4,651)	$(928)
Loss from discontinued operations	—	38
Gain on sale of discontinued operations	—	(1,912)

Loss from continuing operations	(4,651)	(2,802)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	5	116
Loss from discontinued operations	—	(38)
Equity in loss of Incara Development	—	119
Noncash compensation	103	72
Noncash consulting fees	64	9
Noncash interest expense	100	32
Change in assets and liabilities:
Prepaids and other assets	(45)	(184)
Accounts payable and accrued expenses	687	(326)

Net cash used in operating activities	(3,737)	(3,002)

Cash flows from investing activities:
Proceeds from sale of division	—	3,422
Proceeds from sale of equipment	—	2

Net cash provided by financing activities	—	3,424

Cash flows from financing activities:
Proceeds from notes payable	3,500	—
Amortization of debt issuance costs	15	—
Proceeds from sale of common stock	2	—
Principal payments on notes payable	—	(441)
Principal payments on capital lease obligations	—	(49)

Net cash provided by (used in) financing activities	3,517	(490)

Net decrease in cash and cash equivalents	(220)	(68)
Cash and cash equivalents at beginning of period	586	209

Cash and cash equivalents at end of period	$366	$141

Supplemental disclosure of noncash activities:
Series C preferred stock dividend accreted	$135	$466

Beneficial conversion feature of convertible debenture	$2,500	$—

Common stock issued in exchange for note payable and accrued interest	$3,095	$—

Common stock issued in exchange for Series C preferred stock	$14,637	$—

The accompanying notes are integral part of these unaudited consolidated financial statements.

5

INCARA PHARMACEUTICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	Basis of Presentation

The Company is developing catalytic antioxidant molecules to protect against the damaging effects of reactive oxygen-derived molecules, commonly referred to as free radicals.

The “Company” refers collectively to Incara Pharmaceuticals Corporation, a Delaware corporation (“Incara Pharmaceuticals”), its two wholly owned subsidiaries, Aeolus Pharmaceuticals, Inc., a Delaware corporation (“Aeolus”), and Incara Development, Ltd., an inactive Bermuda corporation (“Incara Development”). As of March 31, 2004, Incara Pharmaceuticals also owned 35.0% of CPEC LLC, a Delaware limited liability company (“CPEC”). Incara Pharmaceuticals uses the equity method to account for its investment in CPEC.

All significant intercompany activity has been eliminated in the preparation of the consolidated financial statements. The unaudited consolidated financial statements have been prepared in accordance with the requirements of Form 10-Q and Rule 10-01 of Regulation S-X. Some information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company. The consolidated balance sheet at September 30, 2003 was derived from the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003. The unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto included in that Annual Report on Form 10-K and in the Company’s other SEC filings. Results for the interim period are not necessarily indicative of the results for any other period.

B.	Liquidity

The accompanying unaudited financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

In January 2004, the Company closed on a secured convertible debenture of $5,000,000 (the “Debenture”) from Goodnow Capital, L.L.C. (“Goodnow”). The Company received advances of $2,500,000 during the three months ended March 31, 2004 and the remaining $2,500,000 was received in April 2004. (See Note F.)

On April 19, 2004, Goodnow converted the Debenture and accrued interest into 50,468,750 shares of common stock, eliminating the repayment obligation, and the Company completed a private placement sale of

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41,040,000 shares of common stock resulting in net proceeds of approximately $9,360,000 (the “Financing”). The Company believes it now has adequate financial resources to conduct operations at least through the end of calendar 2004. (See Note L.)

C.	Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (the “FASB”) issued FASB Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. This statement affects the issuer’s accounting for three types of freestanding financial instruments including (1) mandatorily redeemable shares that are required to be redeemed at a specified or determinable date or upon an event certain to occur, (2) put options and forward purchase contracts, which involve financial instruments embodying an obligation that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on something other than the issuer’s own equity shares and (3) certain obligations that can be settled with shares, the monetary value of which is (i) fixed, tied solely or predominantly to a variable such as a market index, or (ii) varies inversely with the value of the issuers’ shares. SFAS 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities - all of whose shares are mandatorily redeemable. SFAS 150 became effective on July 1, 2003 for the Company. As a result of SFAS 150, the Company classified its Series C redeemable convertible exchangeable preferred stock (“Series C Stock”) as a liability at September 30, 2003. All shares of Series C Stock were exchanged for common stock on November 20, 2003.

In 2003, the FASB Emerging Issues Task Force (“EITF”) reached a tentative conclusion on Issue 30-06, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” that the two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common shareholders, but does not require the presentation of basic and diluted EPS for securities other than common stock. However, the EITF observed that the presentation of basic and diluted earnings per share for a participating security other than common stock is not precluded. The Company is currently evaluating the effect that this issuance would have on its current presentation of earnings per share.

D.	Net Loss Per Common Share

The Company computes basic net loss per weighted average share attributable to common stockholders using the weighted average number of shares of common stock outstanding during the period. The Company computes diluted net loss per weighted share attributable to common stockholders using the weighted average number of shares of common and dilutive potential common shares outstanding during the period. Potential common shares consist of stock options, restricted common stock, convertible debt, warrants and convertible preferred stock, using the treasury stock method and are excluded if their effect is antidilutive. Diluted weighted average common shares excluded incremental shares of approximately 62,011,000 as of March 31, 2004 related to stock options, convertible preferred stock, convertible debt and warrants to purchase common and preferred stock. These shares were excluded due to their antidilutive effect as a result of the Company’s loss from continuing operations.

E.	Reorganization

On July 28, 2003, the Company entered into a $3,000,000 secured bridge loan facility (the “$3M Note”) with Goodnow. Through September 30, 2003, the Company borrowed $2,000,000 of the $3M Note. The remaining $1,000,000 was borrowed in October and November 2003.

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On November 20, 2003, Incara Pharmaceuticals stockholders approved a reorganization and merger (the “Reorganization”) of Incara Pharmaceuticals with and into its wholly owned subsidiary, Incara, Inc., pursuant to which Incara Pharmaceuticals stockholders became stockholders of Incara, Inc. The Reorganization was completed on November 20, 2003 and Incara, Inc. changed its name to Incara Pharmaceuticals Corporation. The Debenture, including interest, was convertible into common stock at a price of $0.10 per share. In connection with the issuance of the $3M Note and the Debenture, the Company agreed to various covenants and restrictions on its operations. Pursuant to the terms of the respective agreements, the Reorganization resulted in the conversion of the $3M Note into 30,601,444 shares of common stock and a $35,000 note payable owed to another party into 350,000 shares of common stock. Pursuant to the terms of the Company’s Certificate of Incorporation, the Reorganization resulted in the conversion of all 12,015 shares of outstanding Series C Stock into 2,255,332 shares of common stock.

F.	$5,000,000 Debenture

In January 2004, the Company closed on a secured convertible debenture facility of $5,000,000 with Goodnow. The Debenture had a due date of December 24, 2004, an interest rate of 10% and was secured by all of the assets of the Company. The Reorganization was accounted for at historical cost and there was no change in the basis of the Company’s assets and liabilities. The Company borrowed $2,500,000 under the Debenture during the three months ended March 31, 2004. Since the conversion rate of the Debenture of $0.10 per share was less than the market value of the Company’s common stock at the time of the advances, accounting principles require that a portion of the proceeds be allocated to additional paid-in-capital for this beneficial conversion feature. The resulting discount on the $2,500,000 of advances reduced liabilities and increased equity on the balance sheet by $2,500,000 at March 31, 2004. As the amount of the beneficial conversion feature exceeded the proceeds of the Debenture, the amount of the beneficial conversion feature recorded was limited to the proceeds from the Debenture. The $2,500,000 beneficial conversion feature is being recognized as noncash interest expense over the term of the debenture.

In April 2004, the Company received the remaining $2,500,000 of advances under the Debenture. On April 19, 2004, Goodnow voluntarily converted the principal and interest into 50,468,750 shares of the Company’s common stock at a price of $0.10 per share. This additional $2,500,000 advance resulted in $2,500,000 of additional beneficial conversion feature on the Debenture. As the Debenture was terminated early and converted to common stock in April 2004, principally all of the $5,000,000 of the total beneficial conversion feature of the Debenture will be recognized as noncash interest expense during the quarter ending June 30, 2004.

In connection with the Debenture, Incara issued to Goodnow a warrant to purchase 12,500,000 shares of common stock. Pursuant to its terms, the warrant expired unexercised as a result of the Financing.

G.	Incara Development, Ltd.

In January 2001, Incara Pharmaceuticals closed on a collaborative transaction with Elan Corporation, plc and several of its affiliated companies (“Elan”). As part of the transaction, Elan and Incara Pharmaceuticals formed a Bermuda corporation, Incara Development, Ltd., to develop deligoparin, a compound that was being investigated as a drug treatment for inflammatory bowel disease. As part of the transaction, Elan and Incara Pharmaceuticals entered into license agreements under which Incara Pharmaceuticals licensed to Incara Development rights to deligoparin and Elan licensed to Incara Development proprietary drug delivery technology. In September 2002, Incara Development ended its Phase 2/3 clinical trial and the development of deligoparin due to an analysis of the clinical trial results, which showed that treatment with

8

deligoparin did not meet the primary or secondary endpoints of the study. The results of the trial did not justify further development of deligoparin for treatment of ulcerative colitis and the development of deligoparin was terminated. Elan and the Company ended their collaboration in the joint venture in November 2003 and Incara Pharmaceuticals became the sole owner of Incara Development. As a result, Incara Development’s operations are now consolidated with Incara Pharmaceuticals. Incara Pharmaceuticals is currently in the process of liquidating Incara Development.

H.	CPEC LLC

In October 2003, CPEC, the Company’s 35% owned equity investee, licensed bucindolol, a drug previously under development by the Company for the treatment of heart failure, to ARCA Discovery, Inc. in return for possible future royalty and milestone payments.

I.	Liver Cell Program

On October 31, 2002, Incara Pharmaceuticals sold substantially all of the assets and operations of its liver cell program to Vesta Therapeutics, Inc. (“Vesta”) and recognized a gain of $1,912,000 on the sale. The Company received a right to royalties on products developed using intellectual property transferred to Vesta and proceeds of $3,422,000, which consisted of $2,955,000 of cash payments and $467,000 of reduction in the Company’s notes payable and capital lease obligations. As part of the transaction, the Company sold to Vesta property and equipment with a net book value of $572,000 and assigned certain related licenses and other agreements to Vesta. The Company wrote off $492,000 for impaired laboratory facilities and established a reserve of $446,000 for the future net rent costs of the laboratory facility. The balance of the reserve was $320,000 at March 31, 2004. Net expenses of the liver cell program of $38,000 for the six months ended March 31, 2003 are shown as discontinued operations on the statements of operations.

J.	Stock-Based Compensation

Under the principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, the Company does not recognize compensation expense associated with the grant of stock options to employees unless an option is granted with an exercise price at less than fair market value. SFAS 123 requires the use of option valuation models to recognize as expense stock option grants to consultants and to provide supplemental information regarding options granted to directors and employees. For the six months ended March 31, 2004 and 2003, all stock options granted to directors, employees and consultants were issued at or above the fair market value of a share of common stock. During the six months ended March 31, 2004, a fully vested stock option with a fair market value of $64,000 was granted to a consultant and was expensed. No stock options were granted to consultants in fiscal 2003.

9

The Company’s pro forma information utilizing the Black-Scholes option valuation model is as follows (in thousands, except for net loss per share information):

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net loss attributable to common stockholders as reported	$(2,308)	$(1,480)	$(4,786)	$(1,394)
Pro forma adjustment for stock-based compensation	(205)	(37)	(587)	(31)

Pro forma net loss attributable to common stockholders	$(2,513)	$(1,517)	$(5,373)	$(1,425)

Basic and diluted net loss per weighted share attributable to common stockholders:
As reported	$(0.05)	$(0.11)	$(0.13)	$(0.10)
Pro forma - adjusted for stock-based compensation	$(0.05)	$(0.11)	$(0.14)	$(0.10)

Pro forma information regarding the Company’s net loss was determined as if the Company had accounted for its employee stock options and shares sold under its Employee Stock Purchase Plan under the fair value method of SFAS 123. The fair value of each option grant for employees and consultants is estimated on the date of the grant using the Black-Scholes option valuation model with the following weighted-average assumptions used for grants:

	Six Months Ended March 31,
	2004	2003
Dividend yield	0%	0%
Expected volatility	274%	233%
Risk-free interest rate	1.2% - 4.7%	1.2% - 3.8%
Expected option life (in years from vesting)	3	3

K.	Commitments and Contingencies

At March 31, 2004, the Company had future contractual operating lease commitments of $960,000 for its administrative office and laboratory facilities, of which $320,000 has been accrued as a liability for discontinued operations. In December 1999, Incara Pharmaceuticals sold IRL, its anti-infectives division, to a private pharmaceutical company. Incara Pharmaceuticals remains contingently liable through May 2007 for a lease obligation of approximately $3,987,000 assumed by the purchaser on the former IRL facility in Cranbury, New Jersey.

L.	Subsequent Events

In April 2004, the Company received the remaining $2,500,000 of advances under the Debenture and Goodnow converted the total Debenture of $5,000,000 of principal and $47,000 of accrued interest into 50,468,750 shares of common stock. On April 19, 2004, Incara completed a private placement sale of 41,040,000 shares of common stock at $0.25 per share, resulting in net proceeds of approximately $9,360,000 (after deducting costs of the sale). The Company issued warrants to the investors to purchase 16,416,000 shares of common stock with an exercise price of $0.40 per share and issued a warrant to the placement agent to purchase 4,104,000 shares of common stock with an exercise price of $0.25 per share. A pro forma balance sheet presents the effects of the April 2004 financing transactions is included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section on page 15 of this Form 10-Q.

10

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Introduction

Unless otherwise noted, the phrase “we” or “our” refers collectively to Incara Pharmaceuticals Corporation and our two wholly owned subsidiaries, Aeolus Pharmaceuticals, Inc. and Incara Development, Ltd.

This report contains, in addition to historical information, statements by us with respect to expectations about our business and future results, which are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These statements and other statements made elsewhere by us or our representatives, which are identified or qualified by words such as “likely,” “will,” “suggests,” “expects,” “might,” “believe,” “could,” “should,” “may,” “estimates,” “potential,” “predict,” “continue,” “would,” “anticipates,” “plans,” or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated or suggested due to a number of factors, including those set forth herein, those set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and in our other SEC filings, and including risks relating to the need to conserve and obtain funds for operations, uncertainties relating to clinical trials, the early stage of products under development and regulatory reviews, and competition. All forward-looking statements are based on information available as of the date hereof, and we do not assume any obligation to update such forward-looking statements.

Operations Summary

We are developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as amyotrophic lateral sclerosis (ALS, also known as Lou Gehrig’s disease) and stroke, and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma.

With the recent completion of toxicology studies, we believe we have satisfied preclinical requirements and we have submitted an IND with the Food and Drug Administration to initiate Phase 1 clinical trials with our lead compound as a treatment for ALS.

We do not have any revenue, other than grant income, and therefore we must rely on outside investors, grants or collaborations to finance our operations.

On April 30, 2004, Goodnow Capital, L.L.C. exercised its rights as a majority stockholder and replaced our then current Board of Directors with three individuals affiliated with Goodnow. David C. Cavalier was appointed Chairman of the Board of Directors. In May 2004, Clayton I. Duncan resigned as the President and Chief Executive Officer and Shayne C. Gad, Ph.D. was appointed President.

11

Results of Operations

We had net losses attributable to common stockholders of $2,308,000 and $4,786,000 for the three and six months ended March 31, 2004, respectively, versus net losses attributable to common stockholders of $1,480,000 and $1,394,000 for the three and six months ended March 31, 2003, respectively. The net loss for the six months ended March 31, 2003 was reduced by a $1,912,000 gain on the sale of our liver cell operations to Vesta Therapeutics, Inc. in October 2002.

In August 2003, we were awarded a $100,000 Small Business Innovation and Research, or SBIR, Phase I grant from the National Cancer Institute, a division of the National Institutes of Health, or NIH, and in March 2004, we were awarded an SBIR Phase II grant from the NIH. Pursuant to the grants, we are studying the antitumor and radiation-protective effects of our catalytic antioxidants. We completed Phase I and received the $100,000 Phase I grant income during the six months ended March 31, 2004. The Phase II grant is payable over two years and will explore the ability of the selected compound to inhibit tumors from becoming channels for further cancerous growth and block damage to normal tissue from radiation therapy. The initial grant amount of $375,000 of Phase II was awarded in March 2004 by the NIH. $375,000 for the second part of the Phase II grant is expected to be awarded in early 2005 and is contingent upon the NIH’s availability of funds and satisfactory progress of the project. The study is a collaboration between us and the Department of Radiation Oncology at Duke University Medical Center.

During fiscal 2003 we decreased our spending on research and development, or R&D, activities because of our lack of financial resources. With the financing we received beginning in July 2003, we were able to move forward with our preclinical catalytic antioxidant programs. Our R&D expenses increased $1,272,000, or 182%, to $1,969,000 for the three months ended March 31, 2004 from $697,000 for the three months ended March 31, 2003. R&D expenses increased $1,898,000, or 112%, to $3,597,000 for the six months ended March 31, 2004 from $1,699,000 for the six months ended March 31, 2003. Our primary operational focus and R&D spending during the six months ended March 31, 2004 was on preclinical pharmacology and toxicology tests on our lead compound for the treatment of ALS. We also incurred additional drug development costs and consulting fees related to our ALS program. These increases in spending were offset by lower payroll costs due to reductions in salaries implemented in the summer of 2003. R&D expenses for our antioxidant program have totaled $20,407,000 from inception through March 31, 2004. Because of the uncertainty of our research and development and clinical studies, we are unable to predict the anticipated program completion date, if any, and the level of spending.

General and administrative, or G&A, expenses decreased $240,000, or 41%, to $344,000 for the three months ended March 31, 2004 from $584,000 for the three months ended March 31, 2003. G&A expenses decreased $62,000, or 6%, to $1,057,000 for the six months ended March 31, 2004 from $1,119,000 for the six months ended March 31, 2003. G&A expenses were lower this year primarily due to lower payroll costs due to reductions in salaries implemented in the summer of 2003. For the six months ended March 31, 2004, the effect of the reduced salaries was partially offset by increased legal, accounting and filing fees incurred in connection with our financing and reorganization activities.

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On October 31, 2002, we sold substantially all the assets and operations of our liver cell program to Vesta and recognized a gain of $1,912,000 on the sale. We received a right to royalties on products developed using intellectual property transferred to Vesta and proceeds of $3,422,000, which consisted of $2,955,000 of cash payments and $467,000 of reduction in our notes payable and capital lease obligations. As part of the transaction, we sold to Vesta property and equipment with a net book value of $572,000 and assigned certain related licenses and other agreements to Vesta. We wrote off $492,000 for impaired laboratory facilities and established a reserve of $446,000 for the future net rent costs of our exited laboratory facility. Net expenses of the liver cell program of $38,000 for the six months ended March 31, 2003 are shown as discontinued operations on the statements of operations.

Our expenses associated with Incara Development and development of deligoparin of $81,000 were included in “Equity in loss of Incara Development” for the six months ended March 31, 2003. The Phase 2/3 clinical trial of deligoparin for the treatment of inflammatory bowel disease ended in September 2002 along with the development of deligoparin, due to an analysis of the clinical trial results, which showed that treatment with deligoparin did not meet the primary or secondary endpoints of the study. We terminated our collaboration with Elan in November 2003 and we became the sole owner of Incara Development. As a result, we now consolidate Incara Development’s operations with Incara Pharmaceuticals. We are in the process of liquidating Incara Development.

Other income of $138,000 for the six months ended March 31, 2003 related to sublease rental income of our leased laboratory facility.

We accreted $135,000 and $466,000 of dividends on our Series C preferred stock during the six months ended March 31, 2004 and 2003, respectively. As part of the reorganization on November 20, 2003, all shares of Series C preferred stock were converted into common stock and we no longer accrete dividends on the Series C preferred stock.

Liquidity and Capital Resources

At March 31, 2004, we had $366,000 of cash, a decrease of $220,000 from September 30, 2003. The decrease was primarily due to operating expenses, offset by proceeds received from our financing transactions with Goodnow Capital, L.L.C.

During October and November 2003, we borrowed the final $1,000,000 available under a $3,000,000 convertible note arrangement with Goodnow. On November 20, 2003, this $3,000,000 note, plus accrued interest, was converted into 30,601,444 shares of common stock at the conversion rate of $0.10 per share.

In January 2004, we closed on a convertible debenture of $5,000,000 with Goodnow. We borrowed $2,500,000 during the three months ended March 31, 2004 and the remaining $2,500,000 in April 2004. On April 19, 2004, Goodnow converted the debenture and accrued interest into 50,468,750 shares of common stock at the conversion rate of $0.10 per share.

In April 2004, we completed a private placement of 41,040,000 shares of common stock resulting in net proceeds of approximately $9,360,000. We believe that we now have adequate financial resources to conduct operations at least through the end of calendar 2004.

Since the debenture conversion rate of $0.10 per share was less than the market value of Incara common stock at the time of the advances, accounting regulations require that the

13

debenture proceeds be allocated to the beneficial conversion feature. The resulting $5,000,000 of discount on the $5,000,000 that we borrowed under the debenture will be recognized as $5,000,000 of noncash interest expense primarily during the quarter ending June 30, 2004, when the debenture was converted to common stock.

During the six months ended March 31, 2004, we incurred operational losses of $4,552,000. We anticipate our net operational costs will increase during the remainder of fiscal 2004 and for the foreseeable future as we expand our operations and enter clinical trials, although our ongoing cash requirements will depend on numerous factors, particularly the progress of our catalytic antioxidant program and our ability to negotiate and complete collaborative agreements. In order to help fund our on-going operating cash requirements, we intend to establish new collaborations for our antioxidant research program that include initial cash payments and on-going research support. In addition, we may sell additional shares of our stock and explore other strategic and financial alternatives, including a merger with another company.

There are uncertainties as to these potential sources of capital. Our access to capital might be restricted because we might not be able to enter into any collaboration on terms acceptable or favorable to us due to conditions in the pharmaceutical industry or in the economy in general or based on the prospects of our catalytic antioxidant program. Even if we are successful in obtaining a collaboration for our antioxidant program, we might have to relinquish rights to technologies, product candidates or markets that we might otherwise develop ourselves.

Similarly, due to market conditions, the illiquid nature of our stock, and other possible limitations on stock offerings, we might not be able to sell additional securities or raise other funds on terms acceptable or favorable to us. It can be difficult for small biotechnology companies such as us to raise funds in the equity markets. Any additional equity financing, if available, would likely result in substantial dilution to existing stockholders.

At March 31, 2004, we had a debt obligation of $749,000 owed to Elan which was due in December 2006 and a debt obligation of $2,532,000 owed to Goodnow, which was due in December 2004. The debt owed to Goodnow was converted to common stock in April 2004. We also had future contractual operating lease commitments of $960,000 for our administrative office and laboratory facilities, of which $320,000 has been accrued as a liability. In addition, in December 1999, we sold IRL, our anti-infectives division, to a private pharmaceutical company. We remain contingently liable through May 2007 for a lease obligation of approximately $3,987,000 assumed by the purchaser on the former IRL facility in Cranbury, New Jersey.

The following unaudited pro forma consolidated balance sheet at March 31, 2004 has been adjusted to present the effects of the financing transactions that occurred in April 2004 as if it had occurred at March 31, 2004. The unaudited pro forma adjustments include:

•	receipt of proceeds from the final debenture advance of $2,500,000 from Goodnow in April 2004 and recognition of $2,500,000 of beneficial conversion feature on the advance;

•	accrual of interest expense on the debenture from March 31, 2004 to the date of conversion of $15,000;

14

•	the conversion of the $5,000,000 debenture principal and $47,000 of accrued interest into 50,468,750 shares of common stock;

•	a credit to the accumulated deficit account for the interest expense charge of $5,000,000 for the immediate accretion of the discount related to the beneficial conversion feature of the debenture; and

•	the private placement sale of 41,040,000 shares of common stock at $0.25 per share resulting in net proceeds, after offering expenses, of approximately $9,360,000.

PRO FORMA CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2004
	Actual	Pro Forma Adjustments	Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$366	$11,860	$12,226
Prepaids and other current assets	159	—	159

Total current assets	525	11,860	12,385
Property and equipment, net	20	—	20
Other assets	355	—	355

Total assets	$900	$11,860	$12,760

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,242	$—	$1,242
Accrued expenses	20	—	20
Reserve for liabilities of discontinued operations	320	—	320
Current portion of notes payable (net of discount from beneficial conversion feature of $2,500)	32	(32)	—

Total current liabilities	1,614	(32)	1,582

Long-term note payable to Elan	749	—	749

Stockholders’ equity (deficit):
Preferred stock	5	—	5
Common stock, $.001 par value per share, 350,000,000 shares authorized; 47,365,117 shares issued and outstanding, actual, and 138,873,867 shares issued and outstanding, pro forma	47	92	139
Additional paid-in capital	126,158	16,815	142,973
Accumulated deficit	(127,673)	(5,015)	(132,688)

Total stockholders’ equity (deficit)	(1,463)	11,892	10,429

Total liabilities and stockholders’ equity (deficit)	$900	$11,860	$12,760

15

Item 4. Controls and Procedures.

(a) As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Principal Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e)) pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, the Company’s Principal Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures are effective.

(b) No change in the Company’s internal control over financial reporting occurred during the Company’s last fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

16

Part II. OTHER INFORMATION

Item 2. Changes in Securities, Use of Proceeds and Issuer Purchases of Equity Securities

On January 9, 2004, Incara Pharmaceuticals issued to Goodnow Capital, L.L.C. a warrant to purchase 12,500,000 shares of common stock at an exercise price of $0.40 per share. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The warrant expired on April 19, 2004.

Item 4. Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders of Incara Pharmaceuticals was held on March 11, 2004. The following is a brief description of each matter voted upon at the meeting and the number of affirmative votes and the number of negative votes cast with respect to each matter.

(a)	The stockholders elected the following persons as directors of Incara Pharmaceuticals: Clayton I. Duncan; Edgar H. Schollmaier; Stephen M. Prescott; and Eugene J. McDonald. The votes for and against (withheld) each nominee were as follows:

Nominee	Votes For	Votes Withheld	Votes Abstained
Clayton I. Duncan	41,066,421	391,780	0
Edgar H. Schollmaier	41,066,421	392,180	0
Stephen M. Prescott	41,260,221	197,980	0
Eugene J. McDonald	41,066,421	391,780	0

(b)	The stockholders approved an amendment to Incara Pharmaceuticals’ 1994 Stock Option Plan to increase the number of authorized shares of common stock from 4,500,000 to 19,500,000 shares, with 32,251,314 shares voting for approval, 949,869 shares voting against, 15,550 shares abstained and 5,241,468 shares were broker non-votes.

Item 6. Exhibits and Reports on Form 8-K.

(a)	Exhibits:

Exhibit #	Description
10.105	Separation Agreement dated May 4, 2004 between Clayton I. Duncan and Incara Pharmaceuticals Corporation

31.1	Certification of the Principal Executive Officer pursuant to Rule 13a-14(a)

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a)

32.1	Certification by the Principal Executive Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification by the Chief Financial Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

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(b)	The following report on Form 8-K was filed by Incara Pharmaceuticals during the three months ended March 31, 2004.

Date Filed	Event
January 15, 2004	Issuance of $5 million convertible debenture to Goodnow Capital, L.L.C.

18

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INCARA PHARMACEUTICALS CORPORATION

Date: May 10, 2004	By:	/S/ DAVID C. CAVALIER
David C. Cavalier Chairman of the Board of Directors (Principal Executive Officer)

Date: May 12, 2004	By:	/S/ RICHARD W. REICHOW
Richard W. Reichow Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

19

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2004.

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to             .

Commission File Number

0-50481

AEOLUS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-1953785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 14287 79 T.W. Alexander Drive 4401 Research Commons, Suite 200 Research Triangle Park, NC	27709
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 919-558-8688

INCARA PHARMACEUTICALS CORPORATION

(Former Name)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding as of August 9, 2004
Common Stock, par value $.01	13,944,240 Shares

AEOLUS PHARMACEUTICALS, INC.

AEOLUS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share data)

	June 30, 2004	September 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,055	$586
Prepaids and other current assets	105	114

Total current assets	9,160	700

Property and equipment, net	17	25
Other assets	355	355

Total assets	$9,532	$1,080

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,018	$461
Accrued expenses	64	45
Reserve for liabilities of discontinued operations	285	388
Current portion of notes payable	—	2,048

Total current liabilities	1,367	2,942

Long-term note payable	768	714

Series C redeemable convertible exchangeable preferred stock	—	14,503

Total liabilities	2,135	18,159

Stockholders’ equity (deficit):
Preferred stock, $.01 par value per share, 3,000,000 shares authorized:
Series B nonredeemable convertible preferred stock, 600,000 shares authorized; 503,544 shares issued and outstanding	5	5
Common stock, $.01 par value per share, 35,000,000 shares authorized; 13,938,087 and 1,413,383 shares issued and outstanding at June 30, 2004 and September 30, 2003, respectively	139	14
Additional paid-in capital	145,393	105,892
Restricted stock	—	(104)
Accumulated deficit	(138,140)	(122,886)

Total stockholders’ equity (deficit)	7,397	(17,079)

Total liabilities and stockholders’ equity (deficit)	$9,532	$1,080

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AEOLUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Revenue
Grant income	$72	$—	$174	$—
Costs and expenses:
Research and development	3,147	566	6,744	2,265
General and administrative	2,381	485	3,438	1,604

Total costs and expenses	5,528	1,051	10,182	3,869

Loss from operations	(5,456)	(1,051)	(10,008)	(3,869)
Equity in income (loss) of Incara Development	—	7	—	(74)
Interest income (expense), net	(5,013)	(15)	(5,112)	(56)
Other income	1	83	1	221

Loss from continuing operations	(10,468)	(976)	(15,119)	(3,778)
Discontinued operations	—	—	—	(38)
Gain on sale of discontinued operations	—	—	—	1,912

Net loss	(10,468)	(976)	(15,119)	(1,904)
Preferred stock dividend accreted	—	(240)	(135)	(706)

Net loss attributable to common stockholders	$(10,468)	$(1,216)	$(15,254)	$(2,610)

Net income (loss) per common share (basic and diluted):
Loss from continuing operations available to common stockholders	$(0.81)	$(0.89)	$(2.23)	$(3.29)

Discontinued operations	$—	$—	$—	$(0.03)

Gain on sale of discontinued operations	$—	$—	$—	$1.40

Net loss attributable to common stockholders	$(0.81)	$(0.89)	$(2.23)	$(1.92)

Weighted average common shares outstanding:
Basic and diluted	12,877	1,372	6,830	1,362

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AEOLUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(15,119)	$(1,904)
Loss from discontinued operations	—	38
Gain on sale of discontinued operations	—	(1,912)

Loss from continuing operations	(15,119)	(3,778)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	8	158
Loss from discontinued operations	—	(38)
Equity in loss of Incara Development	—	112
Noncash compensation	2,462	84
Noncash consulting expenses	64	13
Noncash interest expense	5,134	49
Gain on sale of equipment	—	(21)
Change in assets and liabilities:
Prepaids and other assets	9	(75)
Accounts payable and accrued expenses	472	351

Net cash used in operating activities	(6,970)	(3,145)

Cash flows from investing activities:
Proceeds from sale of division	—	3,422
Proceeds from sale of equipment	—	25

Net cash provided by investing activities	—	3,447

Cash flows from financing activities:
Proceeds from sale of common stock, net of expenses	9,424	—
Proceeds from notes payable	6,000	—
Amortization of debt issuance costs	15	—
Principal payments on notes payable	—	(441)
Principal payments on capital lease obligations	—	(49)

Net cash provided by (used in) financing activities	15,439	(490)

Net increase (decrease) in cash and cash equivalents	8,469	(188)
Cash and cash equivalents at beginning of period	586	209

Cash and cash equivalents at end of period	$9,055	$21

Supplemental disclosure of noncash activities:
Series C preferred stock dividend accreted	$135	$706

Beneficial conversion feature of convertible debenture	$5,000	$—

Common stock issued in exchange for notes payable and accrued interest	$8,143	$—

Common stock issued in exchange for Series C preferred stock	$14,637	$—

Net settlement of additional Incara Development investment	$—	$(357)

The accompanying notes are integral part of these unaudited consolidated financial statements.

AEOLUS PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	Basis of Presentation

The Company is developing catalytic antioxidant molecules to protect against the damaging effects of reactive oxygen-derived molecules, commonly referred to as free radicals.

The “Company” refers collectively to Aeolus Pharmaceuticals, Inc., a Delaware corporation (“Aeolus”) and its wholly owned subsidiary, Aeolus Sciences, Inc., a Delaware corporation. Prior to July 16, 2004, the Company’s name was Incara Pharmaceuticals Corporation. The Company also owns Incara Development, Ltd., an inactive Bermuda corporation (“Incara Development”) and a 35.0% interest in CPEC LLC, a Delaware limited liability company (“CPEC”). The Company uses the equity method to account for its investment in CPEC.

All significant intercompany activity has been eliminated in the preparation of the consolidated financial statements. The unaudited consolidated financial statements have been prepared in accordance with the requirements of Form 10-Q and Rule 10-01 of Regulation S-X. Some information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company. The consolidated balance sheet at September 30, 2003 was derived from the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003. The unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto included in that Annual Report on Form 10-K and in the Company’s other SEC filings. Results for the interim period are not necessarily indicative of the results for any other period.

B.	Liquidity

The accompanying unaudited financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

On April 19, 2004, Goodnow Capital, L.L.C. (“Goodnow”) converted a secured convertible debenture with outstanding principal of $5,000,000 (the “Debenture”) and accrued interest into 5,046,875 shares of common stock, eliminating the Debenture’s repayment obligation, and the Company completed a private placement sale of 4,104,000 shares of its common stock resulting in net proceeds of $9,359,000 (the “Financing”). The Company believes it now has adequate financial resources to conduct operations at least until the third fiscal quarter of fiscal 2005.

C.	Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (the “FASB”) issued FASB Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. This statement affects the issuer’s accounting for three types of freestanding financial instruments including (1) mandatorily redeemable shares that are required to be redeemed at a specified or determinable date or upon an event certain to occur, (2) put options and forward purchase contracts, which involve financial instruments embodying an obligation that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on something other than the issuer’s own equity shares and (3) certain obligations that can be settled with shares, the monetary value of which is (i) fixed or tied solely or predominantly to a variable such as a market index, or (ii) varies inversely with the value of the issuer’s shares. SFAS 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities - all of whose shares are mandatorily redeemable. SFAS 150 became effective on July 1, 2003 for the Company. As a result of SFAS 150, the Company classified its Series C redeemable convertible exchangeable preferred stock (“Series C Stock”) as a liability at September 30, 2003. All shares of Series C Stock were exchanged for common stock on November 20, 2003.

In 2003, the FASB Emerging Issues Task Force (“EITF”) reached a tentative conclusion on Issue 03-06, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” that the two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders, but does not require the presentation of basic and diluted EPS for securities other than common stock. However, the EITF observed that the presentation of basic and diluted earnings per share for a participating security other than common stock is not precluded. The Company is currently evaluating the effect that this EITF conclusion would have on its current presentation of earnings per share.

D.	Net Loss Per Common Share

The Company computes basic net loss per weighted average share attributable to common stockholders using the weighted average number of shares of common stock outstanding during the period. The Company computes diluted net loss per weighted average shares attributable to common stockholders using the weighted average number of shares of common and dilutive potential common shares outstanding during the period. Potential common shares consist of stock options, restricted common stock, convertible debt, warrants and convertible preferred stock, using the treasury stock method and are excluded if their effect is antidilutive. Diluted weighted average common shares excluded incremental shares of approximately 4,525,000 as of June 30, 2004 related to stock options to purchase common stock, convertible preferred stock, convertible debt and warrants to purchase common and preferred stock. These shares were excluded due to their antidilutive effect as a result of the Company’s loss from continuing operations.

E.	Reorganization

On July 28, 2003, the Company entered into a $3,000,000 secured bridge loan facility (the “$3M Note”) with Goodnow. Through September 30, 2003, the Company borrowed $2,000,000 of the $3M Note. The remaining $1,000,000 was borrowed in October and November 2003. On November 20, 2003, the Company’s stockholders approved a reorganization and merger (the “Reorganization”) of the Company with and into its wholly owned subsidiary, Incara, Inc., pursuant to which the Company’s stockholders became stockholders of Incara, Inc. The Reorganization was completed on November 20, 2003 and Incara, Inc. changed its name to Incara Pharmaceuticals Corporation. The Reorganization was accounted for at historical cost and there was no change in the basis of the Company’s assets and liabilities. Pursuant to the terms of the respective agreements, the Reorganization resulted in the conversion of the $3M Note into 3,060,144 shares of common stock and a $35,000 note payable owed to another party into 35,000 shares of common stock. Pursuant to the terms of the Company’s Certificate of Incorporation, the Reorganization resulted in the conversion of all 12,015 shares of outstanding Series C Stock into 225,533 shares of common stock.

F.	$5,000,000 Debenture

In January 2004, the Company closed on a secured convertible debenture facility of $5,000,000 with Goodnow. The Debenture had a due date of December 24, 2004, an interest rate of 10% and was secured by all of the assets of the Company. The Debenture, including interest, was convertible into common stock at a price of $1.00 per share. In connection with the issuance of the $3M Note and the Debenture, the Company agreed to various covenants and restrictions on its operations. The Company borrowed $5,000,000 under the Debenture during the period from January 2004 through April 16, 2004. Since the conversion rate of the Debenture of $1.00 per share was less than the market value of the Company’s common stock at the time of the advances, accounting principles require that a portion of the proceeds be allocated to additional paid-in-capital for this beneficial conversion feature. As the amount of the beneficial conversion feature exceeded the proceeds of the Debenture, the amount of the beneficial conversion feature recorded was limited to the $5,000,000 proceeds from the Debenture. On April 19, 2004, Goodnow voluntarily converted the principal and interest into 5,046,875 shares of the Company’s common stock at a price of $1.00 per share. As the Debenture was terminated early and converted to common stock in April 2004, nearly all of the $5,000,000 beneficial conversion feature of the Debenture was recognized as noncash interest expense during the three months ended June 30, 2004.

In connection with the Debenture, Incara issued to Goodnow a warrant to purchase 1,250,000 shares of common stock. Pursuant to its terms, the warrant expired unexercised as a result of the Financing.

G.	Private Placement Financing

On April 19, 2004, Incara completed a private placement sale of 4,104,000 shares of common stock at $2.50 per share, resulting in net proceeds of $9,359,000 (after deducting costs of the sale). The Company issued warrants to the investors to purchase an aggregate of

1,641,600 shares of common stock with an exercise price of $4.00 per share and issued a warrant to the placement agent to purchase 410,400 shares of common stock with an exercise price of $2.50 per share.

H.	Incara Development, Ltd.

In January 2001, the Company closed on a collaborative transaction with Elan Corporation, plc and several of its affiliated companies (“Elan”). As part of the transaction, Elan and the Company formed a Bermuda corporation, Incara Development, Ltd., to develop deligoparin, a compound that was being investigated as a drug treatment for inflammatory bowel disease. As part of the transaction, Elan and the Company entered into license agreements under which the Company licensed to Incara Development rights to deligoparin and Elan licensed to Incara Development proprietary drug delivery technology. In September 2002, Incara Development ended its Phase 2/3 clinical trial and the development of deligoparin due to an analysis of the clinical trial results, which showed that treatment with deligoparin did not meet the primary or secondary endpoints of the study. The results of the trial did not justify further development of deligoparin for treatment of ulcerative colitis and the development of deligoparin was terminated. Elan and the Company ended their collaboration in the joint venture in November 2003 and the Company became the sole owner of Incara Development. As a result, Incara Development’s operations are now consolidated with the Company’s operations. The Company is currently in the process of liquidating Incara Development.

I.	CPEC LLC

In October 2003, CPEC, the Company’s 35% owned equity investee, licensed bucindolol, a drug previously under development by the Company for the treatment of heart failure, to ARCA Discovery, Inc. in return for possible future royalty and milestone payments.

J.	Liver Cell Program

On October 31, 2002, the Company sold substantially all of the assets and operations of its liver cell program to Vesta Therapeutics, Inc. (“Vesta”) and recognized a gain of $1,912,000 on the sale. The Company received a right to royalties on products developed using intellectual property transferred to Vesta and proceeds of $3,422,000, which consisted of $2,955,000 of cash payments and $467,000 of reduction in the Company’s notes payable and capital lease obligations. As part of the transaction, the Company sold to Vesta property and equipment with a net book value of $572,000 and assigned certain related licenses and other agreements to Vesta. The Company wrote off $492,000 for impaired laboratory facilities and established a reserve of $446,000 for the future net rent costs of the laboratory facility. The balance of the reserve was $285,000 at June 30, 2004. Net expenses of the liver cell program of $38,000 for the nine months ended June 30, 2003 are shown as discontinued operations on the statements of operations.

K.	Stock-Based Compensation

Under the principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, the Company does not recognize compensation expense associated with the grant of stock options to employees unless an option is granted with an exercise price at less than fair market value. SFAS 123 requires the use of option valuation models to recognize as expense stock option grants to consultants and to provide supplemental information regarding options granted to directors and employees.

The Company recognized noncash charges totaling $2,327,000 during the three months ended June 30, 2004 for accelerated vesting of stock options as a result of a change in the Board of Directors and the resignation of the Company’s former Chief Executive Officer. For the nine months ended June 30, 2004 and 2003, all stock options granted to directors, employees and consultants were issued at or above the fair market value of a share of common stock. During the nine months ended June 30, 2004, a fully vested stock option with a fair market value of $64,000 was granted to a consultant and was expensed. No stock options were granted to consultants in fiscal 2003.

The Company’s pro forma information utilizing the Black-Scholes option valuation model is as follows (in thousands, except for net loss per share information):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Net loss attributable to common stockholders as reported	$(10,468)	$(1,216)	$(15,254)	$(2,610)
Pro forma adjustment for stock-based compensation	(214)	(65)	(801)	(96)

Pro forma net loss attributable to common stockholders	$(10,682)	$(1,281)	$(16,055)	$(2,706)

Basic and diluted net loss per weighted share attributable
to common stockholders:
As reported	$(0.81)	$(0.89)	$(2.23)	$(1.92)
Pro forma - adjusted for stock-based compensation	$(0.83)	$(0.93)	$(2.35)	$(1.99)

Pro forma information regarding the Company’s net loss was determined as if the Company had accounted for its employee stock options and shares sold under its Employee Stock Purchase Plan under the fair value method of SFAS 123. The fair value of each option grant for employees and consultants is estimated on the date of the grant using the Black-Scholes option valuation model with the following weighted-average assumptions used for grants:

	Nine Months Ended June 30,
	2004	2003
Dividend yield	0%	0%
Expected volatility	274%	233%
Risk-free interest rate	1.2%-4.7%	1.2%-3.8%
Expected option life (in years from vesting)	3	3

L.	Commitments and Contingencies

At June 30, 2004, the Company had future contractual operating lease commitments of $857,000 for its administrative office and laboratory facilities, of which $285,000 had been accrued as a liability for discontinued operations. In December 1999, the Company sold IRL, its anti-infectives division, to a private pharmaceutical company. The Company remains contingently liable through May 2007 for a lease obligation of approximately $3,747,000 assumed by the purchaser on the former IRL facility in Cranbury, New Jersey.

M.	Subsequent Events

On July 16, 2004, the Company effected a one-for-ten reverse stock split of its common stock and changed its name from Incara Pharmaceuticals Corporation to Aeolus Pharmaceuticals, Inc. All common stock amounts in this Form 10-Q have been adjusted for the reverse stock split.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Introduction

Unless otherwise noted, the phrase “we” or “our” refers collectively to Aeolus Pharmaceuticals, Inc. and our wholly owned subsidiary, Aeolus Sciences, Inc.

This report contains, in addition to historical information, statements by us with respect to expectations about our business and future results, which are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These statements and other statements made elsewhere by us or our representatives, which are identified or qualified by words such as “likely,” “will,” “suggests,” “expects,” “might,” “believe,” “could,” “should,” “may,” “estimates,” “potential,” “predict,” “continue,” “would,” “anticipates,” “plans,” or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated or suggested due to a number of factors, including those set forth herein, those set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and in our other SEC filings, and including risks relating to the need to conserve and obtain funds for operations, uncertainties relating to clinical trials, the early stage of products under development and regulatory reviews, and competition. All forward-looking statements are based on information available as of the date hereof, and we do not assume any obligation to update such forward-looking statements.

Operations Summary

We are developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Our catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as amyotrophic lateral sclerosis (ALS, also known as Lou Gehrig’s disease) and stroke, and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma. We have submitted an IND with the Food and Drug Administration to initiate Phase 1 clinical trials with our lead compound as a treatment for ALS.

We do not have any revenue, other than grant income, and therefore we must rely on outside investors, grants or collaborations to finance our operations.

The following management and reorganizational changes have occurred since March 31, 2004.

•	On April 30, 2004, Goodnow Capital, L.L.C. exercised its rights as a majority stockholder and replaced our then current Board of Directors with three individuals affiliated with Goodnow. David C. Cavalier was appointed Chairman of the Board of Directors.

•	On May 5, 2004, Clayton I. Duncan resigned as the President and Chief Executive Officer and Shayne C. Gad, Ph.D. was appointed President.

•	On June 9, 2004, we announced that James D. Crapo, M.D. would become the Company’s Chief Executive Officer on July 1, 2004.

•	On June 28, 2004 and June 29, 2004, we appointed five new members to the Board of Directors and we accepted the resignation of two of the directors affiliated with Goodnow.

•	On July 16, 2004, we effected a one-for-ten reverse stock split, decreased the number of authorized shares of common stock from 350,000,000 to 50,000,000 and changed the name of the Company from Incara Pharmaceuticals Corporation to Aeolus Pharmaceuticals, Inc. All common stock amounts in this Form 10-Q have been adjusted for the reverse stock split.

Results of Operations

We had net losses attributable to common stockholders of $10,468,000 and $15,254,000 for the three and nine months ended June 30, 2004, respectively, versus net losses attributable to common stockholders of $1,216,000 and $2,610,000 for the three and nine months ended June 30, 2003, respectively. The net loss for the nine months ended June 30, 2003 was reduced by a $1,912,000 gain on the sale of our liver cell operations to Vesta Therapeutics, Inc. in October 2002.

In August 2003, we were awarded a $100,000 Small Business Innovation and Research, or SBIR, Phase I grant from the National Cancer Institute, a division of the National Institutes of Health, or NIH, and in March 2004, we were awarded a SBIR Phase II grant from the NIH. Pursuant to the grants, we are studying the antitumor and radiation-protective effects of our catalytic antioxidants. We have completed Phase I and have received $100,000 of Phase I grant income. The Phase II grant is payable over two years and will explore the ability of the selected compound to inhibit tumors from becoming channels for further cancerous growth and block damage to normal tissue from radiation therapy. The initial grant amount of $375,000 of Phase II was awarded in March 2004 by the NIH. The $375,000 for the second part of the Phase II grant is expected to be awarded in early 2005 and is contingent upon the NIH’s availability of funds and satisfactory progress of the project. The study is a collaboration between us and the Department of Radiation Oncology at Duke University Medical Center. We recognized $74,000 of Phase II grant income through June 30, 2004.

During fiscal 2003 we decreased our spending on research and development, or R&D, activities because of our lack of financial resources. With the financing we received beginning in July 2003, we were able to move forward with our preclinical catalytic antioxidant programs. Our R&D expenses increased $2,581,000, or 456%, to $3,147,000 for the three months ended June 30, 2004 from $566,000 for the three months ended June 30, 2003. R&D expenses increased $4,479,000, or 198%, to $6,744,000 for the nine months ended June 30, 2004 from $2,265,000 for the nine months ended June 30, 2003. Our primary operational focus and R&D spending during the nine months ended June 30, 2004 was on preclinical pharmacology and toxicology tests on our lead compound for the treatment of ALS. We also incurred approximately $4,186,000 of outside drug development costs during the nine months ended June 30, 2004 versus only $464,000 of outside drug development costs for the nine months ended

June 30, 2003. In addition, we recognized an $816,000 noncash charge for accelerated vesting of stock options for R&D employees during the three months ended June 30, 2004 as a result of the change in our Board of Directors on April 30, 2004. R&D expenses for our antioxidant program have totaled $23,554,000 from inception through June 30, 2004. Because of the uncertainty of our research and development and clinical studies, we are unable to predict the level of spending and the anticipated program completion date, if any.

General and administrative, or G&A, expenses increased $1,896,000, or 391%, to $2,381,000 for the three months ended June 30, 2004 from $485,000 for the three months ended June 30, 2003. G&A expenses increased $1,834,000, or 114%, to $3,438,000 for the nine months ended June 30, 2004 from $1,604,000 for the nine months ended June 30, 2003. We recognized $1,510,000 of noncash G&A expenses for the three months ended June 30, 2004 for accelerated vesting of stock options for G&A employees as a result of the change in our Board of Directors and the resignation of our former Chief Executive Officer. In addition we incurred severance costs in conjunction with the resignation of our former Chief Executive Officer and increased legal, accounting and filing fees incurred in connection with our financing and reorganization activities.

On October 31, 2002, we sold substantially all the assets and operations of our liver cell program to Vesta and recognized a gain of $1,912,000 on the sale. We received a right to royalties on products developed using intellectual property transferred to Vesta and proceeds of $3,422,000, which consisted of $2,955,000 of cash payments and $467,000 of reduction in our notes payable and capital lease obligations. As part of the transaction, we sold to Vesta property and equipment with a net book value of $572,000 and assigned certain related licenses and other agreements to Vesta. We wrote off $492,000 for impaired laboratory facilities and established a reserve of $446,000 for the future net rent costs of our exited laboratory facility. Net expenses of the liver cell program of $38,000 for the nine months ended June 30, 2003 are shown as discontinued operations on the statements of operations.

Our expenses associated with Incara Development and development of deligoparin of $81,000 were included in “Equity in loss of Incara Development” for the nine months ended June 30, 2003. The Phase 2/3 clinical trial of deligoparin for the treatment of inflammatory bowel disease ended in September 2002 along with the development of deligoparin, due to an analysis of the clinical trial results, which showed that treatment with deligoparin did not meet the primary or secondary endpoints of the study. We terminated our collaboration with Elan in November 2003 and we became the sole owner of Incara Development. As a result, we now consolidate Incara Development’s operations. We are in the process of liquidating Incara Development.

Other income of $221,000 for the nine months ended June 30, 2003 related to sublease rental income of our leased laboratory facility.

We accreted $135,000 and $706,000 of dividends on our Series C preferred stock during the nine months ended June 30, 2004 and 2003, respectively. As part of the reorganization on November 20, 2003, all shares of Series C preferred stock were converted into common stock and we no longer accrete dividends on the Series C preferred stock.

Liquidity and Capital Resources

At June 30, 2004, we had $9,055,000 of cash, an increase of $8,469,000 from September 30, 2003. We believe we now have adequate financial resources to conduct operations at least until the third fiscal quarter of fiscal 2005. The increase in cash was primarily due to the following financing transactions, offset by fiscal 2004 cash operating expenses.

•	During October and November 2003, we borrowed the final $1,000,000 available under a $3,000,000 convertible note arrangement with Goodnow.

•	On November 20, 2003, the $3,000,000 convertible note, plus accrued interest, was converted into 3,060,144 shares of common stock at the conversion rate of $1.00 per share.

•	In January 2004, we closed on a convertible debenture of $5,000,000 with Goodnow. We borrowed $5,000,000 during the period from January 2004 through April 19, 2004.

•	On April 19, 2004, Goodnow converted the $5,000,000 debenture and accrued interest into 5,046,875 shares of common stock at the conversion rate of $1.00 per share.

•	On April 19, 2004, we completed a private placement of 4,104,000 shares of common stock at $2.50 per share, resulting in net proceeds of $9,359,000. In conjunction with the private placement, we issued warrants to purchase 1,641,600 shares of common stock with an exercise price of $4.00 per share and issued a warrant to the placement agent to purchase 410,400 shares of common stock with an exercise price of $2.50 per share.

Since the convertible debenture conversion rate of $1.00 per share was less than the market value of our common stock at the time of the advances, accounting regulations require that the convertible debenture proceeds be allocated to the beneficial conversion feature. The resulting $5,000,000 of discount on the $5,000,000 that we borrowed under the convertible debenture was recognized as $5,000,000 of noncash interest expense primarily on April 19, 2004, when the convertible debenture was converted to common stock.

We incurred operational losses of $5,456,000 and $10,008,000 during the three and nine months ended June 30, 2004, respectively. Due to the nonrecurring noncash charges for stock options recognized in the third quarter of fiscal 2004, we anticipate our operational costs will be lower during the fourth quarter of fiscal 2004. Our ongoing cash requirements will depend on numerous factors, particularly the progress of our catalytic antioxidant program and our ability to negotiate and complete collaborative agreements. In order to help fund our on-going operating cash requirements, we intend to seek new collaborations for our antioxidant research program that include initial cash payments and on-going research support. In addition, we may sell additional shares of our stock and explore other strategic and financial alternatives, including a merger with another company.

There are uncertainties as to these potential sources of capital. Our access to capital might be restricted because we might not be able to enter into any collaboration on terms acceptable or favorable to us due to conditions in the pharmaceutical industry or in the economy in general or based on the prospects of our catalytic antioxidant program. Even if we are successful in obtaining a collaboration for our antioxidant program, we might have to relinquish rights to technologies, product candidates or markets that we might otherwise develop ourselves.

Similarly, due to market conditions, the illiquid nature of our stock, and other possible limitations on stock offerings, we might not be able to sell additional securities or raise other funds on terms acceptable or favorable to us. It can be difficult for small biotechnology companies such as us to raise funds in the equity markets. Any additional equity financing, if available, would likely result in substantial dilution to existing stockholders.

At June 30, 2004, we had a $768,000 debt obligation owed to Elan that is due in December 2006. We also had future contractual operating lease commitments of $857,000 for our administrative office and laboratory facilities, of which $285,000 has been accrued as a liability. In addition, in December 1999, we sold IRL, our anti-infectives division, to a private pharmaceutical company. We remain contingently liable through May 2007 for a lease obligation of approximately $3,747,000 assumed by the purchaser on the former IRL facility in Cranbury, New Jersey.

Item 4. Controls and Procedures.

(a) As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e)) pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures are effective.

(b) No change in the Company’s internal control over financial reporting occurred during the Company’s last fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Part II. OTHER INFORMATION

Item 2. Changes in Securities, Use of Proceeds and Issuer Purchases of Equity Securities

On April 19, 2004, the Company completed a private placement to accredited investors of 4,104,000 shares of common stock at $2.50 per share, which included the issuance of warrants to purchase 1,641,600 shares of common stock at $4.00 per share. In addition, the Company issued to the placement agent, SCO Securities LLC, a warrant to purchase 410,400 shares of common stock at $2.50 per share. These transactions were exempt under Section 4(2) of the Securities Act of 1933, as amended.

Item 4. Submission of Matters to a Vote of Security Holders

On April 30, 2004, the Company’s majority stockholder, Goodnow Capital, L.L.C., approved the following resolutions by written consent:

•	Each of the then current members of the Board of Directors was removed from the Board of Directors; and

•	three individuals affiliated with Goodnow were elected to the Board of Directors.

On June 24, 2004, Goodnow approved the following resolutions by written consent:

•	The Certificate of Incorporation was amended to evidence a one-for-ten reverse stock split of the common stock, to change the par value of the common stock from $0.001 to $0.01 per share and to change the name of the Company from Incara Pharmaceuticals Corporation to Aeolus Pharmaceuticals, Inc.; and

•	the maximum number of shares reserved for issuance under the Company’s 1994 Stock Option Plan was increased to 2,500,000 shares.

The Company sent notice of these actions to all stockholders.

Item 6. Exhibits and Reports on Form 8-K.

(a)	Exhibits:

Exhibit #	Description
3.1	Certificate of Incorporation, as amended

3.2	Bylaws, as amended

4.1	Form of Common Stock Certificate

10.106	Letter dated May 17, 2004 from Elan International Services, Limited and Elan Pharma International Limited to Incara Pharmaceuticals Corporation

10.107	Consulting Agreement between Incara Pharmaceuticals Corporation and Shayne C. Gad, Ph.D. dated June 8, 2004

10.108	Employment Agreement between James D. Crapo, M.D. and Incara Pharmaceuticals dated June 22, 2004

10.109	Aeolus Pharmaceuticals, Inc. 1994 Stock Option Plan, as amended

31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a)

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a)

32.1	Certification by the Chief Executive Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification by the Chief Financial Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(b)	The following reports on Form 8-K were filed by the Company during the three months ended June 30, 2004.

Date Filed	Event
April 19, 2004	Private placement of common stock

April 21, 2004	Documents filed as exhibits for April 19, 2004 private placement of common stock

April 30, 2004	Election of a new Board of Directors

May 5, 2004	Submission of Investigational New Drug Application, resignation of President and Chief Executive Officer and appointment of President

June 8, 2004	Discussions with Food and Drug Administration and revision of Phase 1 clinical trial protocol

June 9, 2004	Appointment of Chief Executive Officer

June 25, 2004	Announcement of one-for-ten reverse stock split and change of Company’s name to Aeolus Pharmaceuticals, Inc.

June 28, 2004	Appointment of three new members to Board of Directors

June 30, 2004	Appointment of two new members to Board of Directors and resignation of two members of Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AEOLUS PHARMACEUTICALS, INC.

Date: August 11, 2004	By:	/S/ JAMES D. CRAPO
James D. Crapo, M.D. Chief Executive Officer (Principal Executive Officer)

Date: August 11, 2004	By:	/S/ RICHARD W. REICHOW
Richard W. Reichow Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

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